FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment (the “Amendment”) to the ETF Distribution Agreement dated as of June 18, 2020 (the “Agreement”) is entered into on October 26, 2020 (the “Effective Date”), by and between Siren ETF Trust (the “Trust”) and Foreside Financial Services, LLC (“Foreside”).

WHEREAS, Foreside and the Trust (the “Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of three new Funds; and

WHEREAS, Section 8(c) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of SIREN DIVCON LEADERS DIVIDEND ETF (LEAD), SIREN DIVCON DIVIDEND DEFENDER ETF (DFND), and SIREN NASDAQ NEXGEN ECONOMY ETF (BLCN).

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, on the Execution Date.

SIREN ETF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Scott Freeze	By:	/s/ Mark Fairbanks
Name:	Scott Freeze	Name:	Mark Fairbanks
Title:	CIO	Title:	Vice President

Exhibit A

Siren Large Cap Blend Index ETF
SIREN DIVCON LEADERS DIVIDEND ETF (LEAD)
SIREN DIVCON DIVIDEND DEFENDER ETF (DFND)
SIREN NASDAQ NEXGEN ECONOMY ETF (BLCN)

A-1